Exhibit 99.1

Tim Scronce Settles Dispute with PCTEL

Bloomingdale, Ill. – March 27, 2013 – PCTEL, Inc. (NASDAQ: PCTI), a leader in simplifying wireless and site solutions for private and public networks, announced today that its Board of Directors has accepted a settlement offer from Tim Scronce. The settlement relates to matters surrounding PCTEL’s recent acquisition of certain TelWorx Entities assets. The details of the settlement are disclosed in PCTEL’s 8-K filing made earlier today.

PCTEL continues to seek restitution from Scronce’s advisors. The company will continue to cooperate with the SEC’s investigation of this matter.

Marty Singer, PCTEL’s Chairman and CEO, said “We are turning our attention now to accelerating synergies between our Lexington and Bloomingdale operations and developing our kitting, tower and enclosure businesses.”

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and engineered site solutions and services for public and private networks. PCTEL RF Solutions specializes in the design, optimization and testing of today’s wireless communication networks. The company’s SeeGull® scanning receivers, SeeHawk® visualization tool, and Clarify® system, measure and analyze wireless signals for efficient cellular network planning, deployment, and optimization. PCTEL develops and supports scanning receivers for LTE, TD-LTE, EV-DO, CDMA, WCDMA, TD-SCDMA, GSM, and WiMAX networks. PCTEL Secure, which is part of RF Solutions, focuses on Android mobile platform security.

PCTEL Connected Solutions™ simplifies network deployment for wireless, data and communications applications for private network, public safety, and government customers. PCTEL Connected Solutions develops and delivers high-value YAGI, Land Mobile Radio, WiFi, GPS, In-Tunnel, Subway, and broadband antennas (parabolic and flat panel) through its MAXRAD®, Bluewave™ and Wi-Sys™ product lines. PCTEL also designs specialized towers, enclosures, fiber optic panels, and fiber jumper cables to deliver custom engineered site solutions. The company’s vertical markets include SCADA, Health Care, Smart Grid, Positive Train Control, Precision Agriculture, Indoor Wireless, Telemetry, Off-loading, and Wireless Backhaul. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, www.rfsolutions.pctel.com, www.connectedsolutions.pctel.com, www.towerworx.com, or www.pctelsecure.com.

PCTEL Safe Harbor Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL seeking restitution from Scronce’s advisors and acceleration of synergies between its Lexington and Bloomingdale operations are forward-looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the difficulty of predicting the outcome of litigation, settlement negotiations and other dispute resolution procedures. Other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

Source: PCTEL, Inc